Exhibit 12.1

                                   Senior Housing Properties Trust
                                Computation of Ratios of Earnings to
                    Interest (before distributions on trust preferred securities)
                                    and Earnings to Fixed Charges
                                       (dollars in thousands)


                                                               Three Months Ended March 31,
                                                                 2002                 2001
                                                                 ----                 ----
Earnings:
Net income                                                     $11,620              $ 2,836
Fixed charges                                                    8,085                2,160
                                                               ----------------------------
Adjusted earnings                                              $19,705              $ 4,996
                                                               ----------------------------

Fixed charges:
Interest                                                       $ 7,382              $ 2,160
Distributions on trust preferred securities                        703                   --
                                                               ----------------------------
Total fixed charges                                            $ 8,085              $ 2,160
                                                               ----------------------------
Ratio of earnings to interest (before trust preferred             2.7x                 2.3x
distributions)
Ratio of earnings to fixed charges                                2.4x                 2.3x
(includes trust preferred distributions)